UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

ZELTIQ Aesthetics, Inc.

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100 Pleasanton, California		94588
(Address of principal executive offices)		(Zip Code)

(925) 474-2500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the “Amendment”) updates information disclosed in a Current Report on Form 8-K filed on April 19, 2012 (the “Original Form 8-K”) by ZELTIQ Aesthetics, Inc. (the “Company”), relating to the appointment of Mark J. Foley as the Company’s interim President and Chief Executive Officer. The sole purpose of this Amendment is to disclose Mr. Foley’s compensation arrangement pursuant to a consulting agreement that was approved by the Company’s Board of Directors on April 27, 2012. Except as stated herein, this Form 8-K/A does not reflect events or transactions occurring after such filing date or modify or update those disclosures in the Original Form 8-K that may have been affected by events or transactions occurring subsequent to such filing date.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of

(c) and (e)

As previously reported, on April 19, 2012, the Board of Directors of the Company appointed Mark J. Foley as the Company’s interim President and Chief Executive Officer. At the time of the filing of the Original Form 8-K, the compensation associated with Mr. Foley’s interim position had not yet been determined by the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors met on April 27, 2012, and approved the entry into a consulting agreement with Mr. Foley, retroactively effective as of April 13, 2012 (the “Agreement”). The Agreement provides for a term of six months (the “Term”), which term may be extended by written agreement of the parties.

Pursuant to the Agreement, Mr. Foley will receive a fee of $50,000 per month during the Term for his service as Interim Chief Executive Officer. In addition, Mr. Foley will receive options to purchase 128,352 shares of the Company’s common stock and 128,351 Restricted Stock Units (“RSUs”) pursuant to the Company’s 2011 Equity Incentive Plan, which options and RSUs will vest over the Term in equal one-sixth installments, provided Mr. Foley remains in service with the Company. If the Company terminates Mr. Foley’s employment without cause (as such term is defined in the Agreement), Mr. Foley will be entitled to (i) a lump sum payment equal to the monthly fees Mr. Foley would have received through the end of the Term and (ii) accelerated vesting of all of the options and RSUs described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Date: May 3, 2012	/s/ Joshua T. Brumm
Joshua T. Brumm
Chief Financial Officer
(principal financial and accounting officer)